UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2008

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On February 20, 2008, Smart Online, Inc. (the "Company") entered into a revolving credit arrangement with Paragon Commercial Bank ("Paragon"). The line of credit advanced by Paragon is $2.47 million and can be used for general working capital. Any advances made on the line of credit must be paid off no later than February 19, 2009, with monthly payments being applied first to accrued interest and then to principal. The interest shall accrue on the unpaid principal balance at the Wall Street Journal’s published prime rate minus one half percent. The line of credit is secured by an irrevocable standby letter of credit in the amount of $2.47 million issued by HSBC Private Bank (Suisse) S.A. ("HSBC") with Atlas Capital, S.A. ("Atlas"), a current stockholder of the Company, as account party. The Company also has agreed with Atlas that in the event of a default by the Company in the repayment of the line of credit that results in the letter of credit being drawn, the Company shall reimburse Atlas any sums that Atlas is required to pay under such letter of credit. At the sole discretion of the Company, these payments may be made in cash or by issuing shares of the Company’s common stock, $0.001 par value per share, at a set per share price of $2.50.

This line of credit replaces the Company’s line of credit with Wachovia Bank, NA ("Wachovia"), which the Company paid off as described below under Item 1.02. As an incentive for the letter of credit from Atlas to secure the Wachovia line of credit, the Company had entered into a Stock Purchase Warrant and Agreement dated January 15, 2007 with Atlas (the "Warrant Agreement"). Under the terms of the Warrant Agreement, Atlas received a warrant to purchase up to 444,444 shares of the Company’s common stock at $2.70 per share within 30 business days of the termination of the Wachovia line of credit or if the Company is in default under the terms of the line of credit with Wachovia. In consideration for Atlas providing the Paragon letter of credit, the Company has agreed to amend the Warrant Agreement to provide that the warrant is exercisable within 30 business days of the termination of the Paragon line of credit or if the Company is in default under the terms of the line of credit with Paragon.

Item 1.02 Termination of a Material Definitive Agreement.

On February 15, 2008, the Company repaid the full outstanding principal balance of $2,052,000 and accrued interest of $2,890 outstanding under its revolving credit arrangement with Wachovia. The line of credit advanced by Wachovia was $2.5 million to be used for general working capital purposes. Any advances made on the line of credit were to be paid off no later than August 1, 2008. The line of credit was secured by the Company's deposit account at Wachovia and the irrevocable standby letter of credit issued by HSBC with Atlas, both of which were released by Wachovia.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

On February 18, 2008, the Company accepted the resignation of Mr. Joseph Francis Trepanier III, its Chief Operating Officer, and promoted Neile King, its Director of Operations and Vice President of Business Services, to the position of Chief Operating Officer.

In connection with his separation from the Company, the Company and Mr. Trepanier have agreed that he will receive the following, subject to execution and delivery by Mr. Trepanier of a standard severance agreement:

• An amount equal to two months of his current salary (less applicable taxes and withholdings); and

• An amount equal to two months of the premium cost of his dental, medical, vision, long-term and short-term disability, and life insurance benefits (grossed up to reflect applicable taxes and withholdings); and

• Acceleration of the lapsing of restrictions of certain shares of restricted common stock issued pursuant to the Restricted Stock Agreement between Mr. Trepanier and the Company dated August 15, 2007, such that the restrictions with respect to 3,125 shares of the restricted common stock scheduled to lapse on May 15, 2008 now lapse on February 18, 2008.

(c)

On February 18, 2008, the Company appointed Neile King as the Company’s new Chief Operating Officer. Prior to this appointment, Mr. King has served as the Company’s Director of Operations and Vice President of Business Services since September 2007. Prior to joining the Company, from March 2006 to September 2007, Mr. King was the Director of Operations at DataFlux Corporation, a SAS company and data quality vendor. From April 1999 to July 2005, Mr. King held several management positions within the IT Solutions group in the Operations, Marketing, Contracts Management, and Sales Operations organizations with Hill-Rom Company, Inc., a healthcare information technology services provider.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

February 22, 2008	By:	Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer